                              ACCOUNTANTS' CONSENT

The Board of Directors
First National Bancshares, Inc.
Bradenton, Florida

We consent to the use of our report dated January 23, 2004 relating to the consolidated balance sheets as of December 31, 2003 and 2002 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003 of First National Bancshares, Inc., in the Annual Report for 2003 on Form 10-K of First National Bancshares, Inc.

                                                CHRISTOPHER, SMITH, LEONARD,
                                                  BRISTOW, STANELL & WELLS, P.A.

MARCH 26, 2004